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                                                                   Exhibit (2)-2

                                                                  EXECUTION COPY



                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


                  This First Amendment to Asset Purchase Agreement ("Amendment") is made as of September 27, 1996, by and between Tele-Communications, Inc., a Delaware corporation ("Buyer"), and Knight-Ridder Cablevision, Inc., a Florida corporation ("KRC"), KRC-SNJ, Inc., a Delaware corporation ("KRC-SNJ"), KRC-NJFT, Inc., a Delaware corporation ("KRC-NJFT") and Knight-Ridder Investment Company, a Delaware corporation ("KRIC") (with KRC, KRC-SNJ, KRC-NJFT and KRIC referred to collectively as "Seller").

                                    RECITALS

                  Buyer and Seller entered into an Asset Purchase Agreement as of March 18, 1996 (the "Agreement"). The parties wish to amend the Agreement as set forth in this Amendment. All capitalized terms used but not defined in this Amendment will have the meanings set forth for such terms in the Agreement.

                                    AMENDMENT

                  For valuable consideration the parties agree as follows:

                  1. A new SECTION 2.2.8 is added to the Agreement which will read in its entirety as follows:

                           2.2.8 If Buyer selects the option referred to in
                  SECTION 2.2.2 and provides irrevocable notice of such selection to Seller not later than October 31, 1996, then the following provisions will apply:

                           (a) Buyer will no longer have the right to select the
                  option referred to in SECTION 2.2.1.

                           (b) Buyer will have the right to cause InterMedia
                  Partners VI, L.P. ("IP") to be the purchaser of a portion (to be identified not less than three Business Days prior to Closing) of the TKR Cable Interest from Seller at Closing (such TKR Cable Interest purchased by IP being referred to as the "IP Portion").

                           (c) Buyer will have the right to cause TKR Cable to
                  borrow funds and use such funds either (i) to redeem the balance of the TKR Cable Interest from Seller or (ii) to lend the proceeds of such borrowing to TCI Atlantic, Inc. to be used to purchase the balance of the TKR Cable Interest from Seller (in either case, after taking into account the sale of the IP Portion by Seller to IP and any other redemption of the TKR Cable Interest permitted by this Agreement) at Closing (such TKR Cable Interest redeemed or purchased by TCI Atlantic, Inc. being referred to as the "Other Portion").



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                           (d) Buyer will have the right to decrease, by not
                  more than $20 million, the amount of consideration payable in the form of shares of Buyer's Series A Common Stock in accordance with SECTION 2.2.2(B), and increase the consideration payable in accordance with SECTION 2.2.2(A) by the same amount as the SECTION 2.2.2(B) consideration decrease.

                           (e) All references in this Agreement to the
                  assignment by Seller of the TKR Cable Interest to Buyer and the assumption by Buyer of related Assumed Liabilities will be revised as appropriate to reflect the transactions referenced in this SECTION 2.2.8, as applicable (in a manner that does not adversely affect Seller), and KRC will, and Buyer will cause IP to (with respect to the IP Portion) and the parties will cause TKR Cable, or Buyer will cause TCI Atlantic, Inc., as applicable, to (with respect to the Other Portion), execute and deliver a separate Assignment, Assumption and Bill of Sale in substantially the form attached as EXHIBIT A at Closing with respect to each of the IP Portion and the Other Portion, as applicable. Any Assumed Liabilities or other obligations of Buyer under this Agreement with respect to the TKR Cable Interest (including any such obligations pursuant to Section 10.3) that are not assumed by IP, TCI Atlantic, Inc. or TKR Cable, respectively, pursuant to such Assignment, Assumption and Bill of Sale documents delivered at Closing will remain the obligations of Buyer.

                           (f) In addition to the other conditions to Buyer's
                  obligations to consummate the transactions contemplated by this Agreement to take place at the Closing described in SECTIONS 8.1 and 8.2, Buyer's obligations to consummate the Closing will also be subject to the satisfaction, or waiver by Buyer to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of the Closing conditions described in SECTIONS 8.2.4, 8.2.5 and 8.2.6 with respect to the transactions described in this SECTION 2.2.8, and any related amendment and restatement of the partnership agreement of TKR Cable (substantially similar to the draft provided to Seller) to become effective upon Closing (as well as with respect to the transactions contemplated by this Agreement without taking this Section into account).

                           (g) Seller's representations, warranties, covenants,
                  agreements and indemnifications under this Agreement, to the extent related to the IP Portion or the Other Portion, will continue to be for Buyer's benefit.

                           (h) Buyer will cause all revisions to existing
                  applications (or new applications) for Required Consents from applicable Governmental Authorities, which Buyer in good faith believes are necessary with respect to the transactions contemplated by this SECTION 2.2.8, to be filed or made as soon as practicable after October 1, 1996 (and for purposes of this covenant, Buyer will be deemed to be acting in good faith in relying on advice of counsel as to the necessity of such revisions or applications).


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                  2. SECTION 2.3.2 of the Agreement is amended to read
                  in its entirety as follows:

                           2.3.2 The Base Purchase Price will be: (i) decreased
                  by $850,000 plus, to the extent determined prior to the Closing Date, the amount of the Allocable Fixed Kentucky Property Tax Amount and (ii) increased by the amount, if any, equal to $66,207 per day from October 1, 1996 to the Closing Date.

                  3. The third sentence of SECTION 2.3.3(C) is amended to substitute the words "November 15, 1996" for the words "the determination of the Final Purchase Price."

                  4. The last two sentences of SECTION 2.3.4(A) of the Agreement are amended to substitute the words "applied to" for the words "subtracted from" in each place those words appear.

                  5. The first sentence of SECTION 2.3.4(C) of the Agreement is amended by deletion of the parenthetical phrase.

                  6. The first sentence of SECTION 2.4 of the Agreement is amended to read in its entirety as follows:

                  The consideration payable by Buyer to Seller and KRI under this Agreement will be allocated as follows: (a) $71,257,892 will be allocated to the purchase of the KR Note; (b) $40 million will be allocated to the Noncompetition Agreement; and
                  (c) $4.7 million will be allocated to the KRC/CCC Interest, $37.3 million will be allocated to the TKR Partners Interest, $799,000 will be allocated to the NJFT Interest, $7,692,000 will be allocated to the subsidiaries owned by TKR Cable and the balance will be allocated to the assets owned directly by TKR Cable rather than any of its subsidiaries (the "TKR Cable Direct Assets").

                  7. SECTION 6.14 of the Agreement is deleted and replaced with the words "intentionally omitted" (to avoid renumbering of other Sections).

                  8. SECTION 9.1(B) of the Agreement is amended by changing the date specified from "December 31, 1996" to "March 31, 1997".

                  9. SECTION 11.1 of the Agreement is amended by the addition of the following sentence at the end of the existing text:

                  Except as permitted by SECTION 2.2.8, prior to Closing, without the prior written consent of Seller, Buyer will not assign any of its rights under this Agreement or delegate any of its duties under this Agreement if such assignment or delegation would cause a delay in Closing from the date it would otherwise occur without such assignment and delegation.

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                  10. For purposes of Section 2.3.3 of the Agreement, the
parties agree that the Aggregate Allocable Cash Flow, before taking into account any adjustment that may be applicable pursuant to the third sentence of Section 2.3.3(c), is $22,828,400.

                  11. THIS AMENDMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

                  12. This Amendment may be executed in counterparts, each of which will be deemed an original.

                  13. Except as amended by this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force.

                  14. Any term or provision of this Amendment which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Amendment.

                  15. This Amendment has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Amendment or any provision of this Amendment against the party drafting this Amendment will not apply in any construction or interpretation of this Amendment.



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                  The parties have executed this First Amendment to Asset
Purchase Agreement as of the day and year first above written.

SELLER:



Knight-Ridder Cablevision, Inc.               KRC-NJFT, Inc.



By:    /s/ John C. Fontaine                   By:    /s/ John C. Fontaine
      ------------------------------                ---------------------------
Name:  John C. Fontaine                       Name:  John C. Fontaine
      ------------------------------                ---------------------------
Title: Director                               Title: Director
      ------------------------------                ---------------------------


KRC-SNJ, Inc.                                 Knight-Ridder Investment Company


By:    /s/ John C. Fontaine                   By:    /s/ John C. Fontaine
      ------------------------------                ---------------------------
Name:  John C. Fontaine                       Name:  John C. Fontaine
      ------------------------------                ---------------------------
Title: Director                               Title: Director
      ------------------------------                ---------------------------


BUYER:

Tele-Communications, Inc.

By:    /s/ Stephen M. Brett
      -----------------------------------------------------
Name:  Stephen M. Brett
      -----------------------------------------------------
Title: Executive Vice President/General Counsel & Secretary
      -----------------------------------------------------



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